EXHIBIT 99.1

Integer Holdings Corporation Reports 2016 Second Quarter Results

FRISCO, Texas, July 28, 2016 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), today announced results for its second quarter ended July 1, 2016.

	Three Months Ended
	As Reported			Comparable Basis
(Dollars in thousands, except per share data)	July 1,	July 3,	%	July 1,	July 3,	%
	2016	2015	Change	2016	2015(a)	Change
Sales	$348,382	$174,890	99%	$348,382	$376,917	(8)%

GAAP Net Income (Loss)	$(770)	$9,283	(108)%	$(770)	$8,725	(109)%
Adjusted Net Income(b)	$17,545	$19,092	(8)%	$17,545	$28,087	(38)%

GAAP Diluted EPS	$(0.03)	$0.35	(109)%	$(0.03)	$0.28	(111)%
Adjusted Diluted EPS(b)	$0.56	$0.73	(23)%	$0.56	$0.90	(38)%

EBITDA	$51,230	$22,157	131%	$51,230	$60,423	(15)%
Adjusted EBITDA(b)	$68,927	$35,043	97%	$68,927	$79,749	(14)%
Adjusted EBITDA as a % Sales	19.8%	20.0%		19.8%	21.2%

(a) Comparable basis amounts for 2015 exclude Nuvectra Corporation (“Nuvectra”) results and include the former Lake Region Medical results. Our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, contains a reconciliation of 2015 comparable basis amounts to as reported amounts.
(b) Refer to Tables A and B at the end of this release for reconciliations of as reported adjusted amounts to GAAP.

Executive Summary

  Changed the company name to Integer (NYSE ticker symbol: ITGR). The new name represents the union of the Greatbatch Medical, Lake Region Medical and Electrochem brands. Integer, as in whole or complete, signifies our more comprehensive products and service offerings, and a new dimension in our combined capabilities.
  GAAP revenue for the quarter was $348 million up 99% over the prior year. Revenue on a comparable basis was $348 million, 2% below our guidance of $355 million and 8% lower than prior year results primarily due to lower CRM customer programs and energy market demand.
  GAAP diluted EPS and EBITDA was a loss of $0.03 per share and $51 million, respectively. Achieved adjusted diluted EPS of $0.56 and adjusted EBITDA of $69 million or 19.8% of sales.
  We expect sales for the remainder of 2016 to be in the range of $350 million to $360 million per quarter, essentially flat to last year and an increase of approximately 4% compared to the average quarterly sales for the first half of this year.
  Our updated 2016 full year revenue guidance is expected to be in the range of $1.375 billion to $1.395 billion, a decrease of 3.5% to 5.4% from our previous guidance reflecting the first half pressures in the energy markets and CRM customer programs.
  Our synergy plan continues to proceed ahead of schedule. We recorded savings of $13 million for the first half of 2016 and expect 2016 annual savings to exceed our $25 million target. We expect to achieve significantly more than the previously communicated $60 million of synergies by 2018.

“Our first half performance is down 8% compared to the prior year primarily due to reduced shipments to a limited number of CRM customers and the continued downturn in the non-medical energy market,” said Thomas J. Hook, Integer president and chief executive officer. “We are taking a number of actions to operate our company at the appropriate level, by implementing cost reductions, accelerating integration synergy plans and focusing on improving working capital in order to continue to pay down debt. As our customer base continues to consolidate, we are well equipped to meet their increased demands, accelerate time to market for new product innovation, and deliver a cost-effective, well-diversified product offering - making us the partner of choice for our OEM customers.”

Second Quarter 2016 Results
Throughout this press release, we are providing comparable basis amounts, which adjust as reported 2016 amounts to exclude the results of Nuvectra prior to its spin-off on March 14, 2016, and adjust 2015 as reported amounts to exclude the results of Nuvectra and include the results of the former Lake Region Medical, which was acquired in October 2015. See our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, for a reconciliation of 2015 comparable basis amounts to as reported amounts.

GAAP revenue of $348.4 million for the second quarter of 2016 increased $173.5 million over the prior year primarily due to the acquisition of Lake Region Medical, which added approximately $205 million to current quarter revenue. Foreign currency exchange rates had a positive $0.5 million impact on revenue during the second quarter in comparison to the prior year. Second quarter 2016 sales decreased 8% on a comparable organic constant currency basis primarily due to: 1) the reduction of shipments in a limited number of CRM customer programs that have reduced revenue by approximately 4%; 2) the 41% decline in energy market-driven revenue that accounted for 2% of our revenue decline; and 3) a 2% decline due to contractual price reductions and platinum price decreases (cost flow through). These decreases were partially offset by growth in sales to our neuromodulation customers. Legacy Lake Region Medical revenues were consistent with the prior year. In comparison to the sequential first quarter of 2016, revenue increased 5% as the impact of customer programs began to subside.

2016 GAAP diluted EPS on an as reported and comparable basis includes $15.8 million of consolidation, IP related litigation, acquisition, integration and spin-off related expenses incurred during the second quarter of 2016 compared to $9.2 million in the 2015 second quarter. Adjusted diluted EPS for the second quarter of 2016, which excludes these expenses as well as other items, declined on an as reported and comparable basis primarily due to the decrease in revenue as discussed above partially offset by a reduction in performance based compensation and approximately $8 million of acquisition related synergies realized during the second quarter. GAAP diluted EPS for the second quarter of 2016 increased 93% from the sequential first quarter of 2016, while on a comparable basis, adjusted diluted EPS increased 33% when comparing the same periods. Refer to Table A at the end of this release for a reconciliation of GAAP diluted EPS to adjusted amounts and the “Use of Non-GAAP Financial Information” section below.

Similar to the revenue and diluted EPS variances discussed above, GAAP net income (loss) declined $9.5 million from the second quarter of 2015 to the second quarter of 2016 on a comparable basis, while adjusted EBITDA on a comparable basis decreased 14% to $68.9 million. GAAP net loss decreased 94% sequentially from the first quarter of 2016 to the second quarter of 2016. Adjusted EBITDA on a comparable basis increased 5% from the first quarter to the second quarter of 2016. Refer to Table B at the end of this release for a reconciliation of GAAP net income (loss) to adjusted EBITDA amounts and the “Use of Non-GAAP Financial Information” section below.

Product Line Sales
The following table summarizes our sales by major product lines (dollars in thousands):

	Three Months Ended
	As Reported			Comparable Basis
Product Line	July 1, 2016	July 3, 2015	% Change	July 1, 2016	July 3, 2015(a)	% Change	Organic Constant Currency % Change
Advanced Surgical, Orthopedics, and Portable Medical	$104,317	$53,181	96%	$104,317	$108,830	(4)%	(4)%
Cardio and Vascular	144,219	12,907	N/A	144,219	144,710	—%	—%
Cardiac/Neuromodulation	91,623	92,257	(1)%	91,623	109,157	(16)%	(16)%
Electrochem	9,819	16,545	(41)%	9,819	16,545	(41)%	(41)%
Elimination of interproduct line sales	(1,596)	—	N/A	(1,596)	(2,325)	(31)%	(31)%
Total Sales	$348,382	$174,890	99%	$348,382	$376,917	(8)%	(8)%

(a) Comparable basis amounts for 2015 exclude the results of Nuvectra and include the results of the former Lake Region Medical. See the historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, for a reconciliation of 2015 comparable basis amounts to as reported amounts.

In connection with our acquisition of Lake Region Medical, we have recast our revenue by product line into the following four categories:

  Advanced Surgical, Orthopedics, and Portable Medical - Includes legacy Greatbatch Orthopedics and Portable Medical product line sales plus the legacy Lake Region Medical Advanced Surgical product line sales.
  Cardio and Vascular - Includes the legacy Greatbatch Vascular product line sales plus the legacy Lake Region Medical Cardio and Vascular product line sales less the legacy Lake Region Medical Cardiac/Neuromodulation sales.
  Cardiac/Neuromodulation - Includes the legacy Greatbatch Cardiac/Neuromodulation and QiG sales plus the legacy Lake Region Medical Cardiac/Neuromodulation sales previously included in their Cardio and Vascular product line sales.
  Electrochem - Includes the legacy Greatbatch Energy, Military and Environmental product line sales.

We are currently in the process of re-evaluating our internal financial reporting structure, which may change our product line and segment reporting in the future. This process is expected to be finalized in 2016.

Product Line Sales Highlights
Second quarter 2016 Advanced Surgical, Orthopedics, and Portable Medical sales increased $51.1 million on a GAAP basis over the prior year primarily due to the acquisition of Lake Region Medical, which added approximately $56 million to current quarter revenue. Foreign currency exchange rates had a positive $0.4 million impact on this product line revenue during the second quarter in comparison to the prior year. On a comparable organic constant currency basis, Advanced Surgical, Orthopedics, and Portable Medical sales decreased 4% primarily due to a backlog in sales to one specific Portable Medical customer.

Second quarter 2016 Cardio and Vascular sales increased $131.3 million on a GAAP basis over the prior year primarily due to the acquisition of Lake Region Medical, which added approximately $132 million to current quarter revenue. Foreign currency exchange rates did not materially impact this product line in comparison to the prior year. On a comparable organic constant currency basis, Cardio and Vascular sales were flat compared to the prior year as growth was offset by the timing of inventory replenishment for a specific vascular customer.

Second quarter 2016 Cardiac/Neuromodulation sales were consistent with the prior year on a GAAP basis. The Lake Region Medical acquisition added approximately $18 million to current quarter revenue. Foreign currency exchange rates did not materially impact this product line in comparison to the prior year. On a comparable organic constant currency basis, Cardiac/Neuromodulation sales decreased 16%. This decrease is attributable to reduced shipments in a limited number of CRM customer programs, resulting in lower orders compared to the prior year, and contractual price reductions. These factors were partially offset by growth in sales to neuromodulation customers.

Second quarter 2016 Electrochem sales of $9.8 million declined 41% on a GAAP and comparable basis. Foreign currency exchange rates did not materially impact this product line in comparison to the prior year. This decrease was primarily due to the continued impact of the slowdown in the energy markets, which has caused customers to reduce drilling, pipeline inspection and exploration volumes. We expect the slowdown in the energy markets to have less of an impact in the second half of 2016, reflecting the reduced orders that occurred in the second half of 2015.

Cash Flow and Balance Sheet Information
Cash flows provided by operating activities for the second quarter of 2016 were approximately $4 million and capital expenditures were approximately $12 million. Cash flows from operations during the second quarter of 2016 were negatively impacted by approximately $14 million of consolidation, IP related litigation, acquisition, integration and spin-off related expenses, which are predominantly cash expenditures, and $37 million of interest payments on debt. During the second quarter of 2016, we repaid $7.3 million on our outstanding term loans and our cash balances decreased $17.5 million.

Full-Year 2016 Sales and Earnings Guidance
Our current full-year 2016 guidance is as follows (in millions, except for per share amounts):

	GAAP		Adjusted Comparable Basis
	High	Low	High	Low
Revenue	$1,396	$1,376	$1,395	$1,375

Net Income	$13	$9	$86	$82

Earnings per Diluted Share	$0.42	$0.27	$2.75	$2.60

EBITDA	NA	NA	$305	$295

We expect sales for the remainder of 2016 to be in the range of $350 million to $360 million per quarter, essentially flat to last year and an increase of approximately 4% compared to the average quarterly sales for the first half of this year. For 2016, we expect to achieve approximately $30 million in synergies, which exceeds our $25 million annual synergies target. We expect to significantly exceed our $60 million annual run rate synergy target for 2018.

Comparable basis Adjusted Net Income and EPS for 2016 are expected to consist of GAAP Net Income and EPS, excluding items such as intangible amortization (approximately $40 million), IP related litigation costs, and consolidation, acquisition, integration, and asset disposition/write down charges totaling approximately $105 million. The after tax impact of these items are estimated to be approximately $70 million, or approximately $2.25 per diluted share. Additionally, our comparable basis revenue, adjusted effective tax rate, adjusted net income, adjusted EPS and adjusted EBITDA guidance excludes the results of Nuvectra prior to its spin-off on March 14, 2016, of $1.2 million, a tax benefit of $1.4 million, a loss of $2.6 million, a loss of $0.08 per share, and $3.7 million of adjusted EBITDA, respectively. EBITDA is a non-GAAP measure that is based on net income further excluding taxes, interest, depreciation and amortization.

With respect to our expectations under “Full-Year 2016 Sales and Earnings Guidance” above, for Adjusted Net Income, Adjusted Earnings per Diluted Share, and Adjusted EBITDA, except as described above, further reconciliations by line item to the closest corresponding GAAP financial measures are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility with respect to charges excluded from these non-GAAP financial measures.

Our GAAP effective tax rate and our comparable basis adjusted effective tax rate for the first six months of 2016 were approximately (11%) and 37%, respectively. Our comparable basis adjusted effective tax rate for 2016 is higher than our expected full year comparable basis adjusted effective tax rate due to the Company tax affecting its non-GAAP adjustments at the statutory rate, consistent with its adjusted diluted EPS methodology, but at the lower expected full-year effective tax rate for GAAP purposes as required. The impact from these differences is expected to reverse over the remaining two quarters and our full year GAAP and comparable basis adjusted effective tax rate is expected to be 6% and 30%, respectively. Cash taxes are expected to be approximately $8 million for 2016. The year-to-date 2016 GAAP effective tax rate includes a $1.3 million discrete charge related to non-deductible spin-related expenses, which is added back for adjusted diluted EPS purposes.

Conference Call
The Company will host a conference call on Thursday, July 28, 2016, at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at www.integer.net or by dialing (844) 532-6860 (U.S.) or (508) 637-5642 (Outside U.S.) and the participant passcode is 38908382.  A simultaneous webcast of the call will be available via the Integer corporate website www.integer.net. The call will be archived on this site for a minimum of 12 months. A recording of the call will be available beginning at 6:00 p.m. E.T. on July 28, 2016, through August 4, 2016. To hear this recording, dial (855) 859-2056 (U.S.) or (404) 537-3406 (Outside U.S.) and enter code 38908382.

About Integer Holdings Corporation
Integer Holdings Corporation (NYSE:ITGR) is the largest medical device outsource (MDO) manufacturer in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and power solutions markets. The company provides innovative, high quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include Greatbatch Medical, Lake Region Medical and Electrochem.  Additional information is available at www.integer.net.

Use of Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted net income, adjusted earnings per diluted share, earnings before interest taxes depreciation and amortization (“EBITDA”), adjusted EBITDA and organic constant currency sales growth rates. Adjusted net income and adjusted earnings per diluted share consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition-related charges, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain/loss on cost and equity method investments, (ix) the income tax (benefit) related to these adjustments and (x) certain tax items related to the Federal research and development tax credit that are outside the normal benefit received for the period. Adjusted earnings per diluted share are calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of GAAP net income (loss) plus (i) the same adjustments as listed above except for items (ix), and (x), (ii) GAAP stock-based compensation, interest expense, and depreciation, (iii) GAAP provision (benefit) for income taxes and (iv) cash gains received from cost and equity method investments during the period. To calculate organic constant currency sales growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods’ foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. Comparable basis amounts for 2016 also exclude the results of Nuvectra prior to its spin-off on March 14, 2016. Comparable basis amounts for 2015 exclude the results of Nuvectra and include the results of the former Lake Region Medical. We believe that the presentation of adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, organic constant currency sales growth rates and comparable basis amounts provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release. We are under no duty to update any of the forward-looking statements after the date of this release or to conform these statements to actual results.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness following the acquisition of Lake Region Medical, our inability to pay principal and interest on this high level of outstanding indebtedness, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions, including the acquisition of Lake Region Medical, and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform, or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in other periodic filings with the SEC. We assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Net Income (Loss) and Diluted EPS Reconciliation

	Three Months Ended
	July 1, 2016			July 3, 2015
(in thousands except per share amounts)	Pre-Tax	Net Income	Per Diluted Share	Pre-Tax	Net Income	Per Diluted Share
Income (loss) as reported (GAAP)	$687	$(770)	$(0.03)	$11,935	$9,283	$0.35
Adjustments:
Amortization of intangibles(a)	9,514	6,732	0.22	3,378	2,359	0.09
IP related litigation (SG&A)(a)(b)	285	185	0.01	1,459	948	0.04
Consolidation and optimization expenses (OOE)(a)(c)	7,376	5,975	0.19	6,569	5,361	0.20
Acquisition and integration expenses (OOE)(a)(d)	7,859	5,145	0.16	98	70	—
Asset dispositions, severance and other (OOE)(a)(e)	259	197	0.01	1,083	698	0.03
Loss (gain) on cost and equity method investments, net (other expense (income), net)(a)	124	81	—	(42)	(27)	—
R&D Tax Credit(f)	—	—	—	—	400	0.02
Taxes(a)	(8,559)	—	—	(5,388)	—	—
Adjusted net income and diluted EPS (Non-GAAP)(g)	$17,545	$17,545	$0.56	$19,092	$19,092	$0.73
Adjusted diluted weighted average shares (h)		31,228			26,313

	Six Months Ended
	July 1, 2016			July 3, 2015
(in thousands except per share amounts)	Pre-Tax	Net Income	Per Diluted Share	Pre-Tax	Net Income	Per Diluted Share
Income (loss) as reported (GAAP)	$(12,075)	$(13,430)	$(0.44)	$21,755	$17,291	$0.66
Adjustments:
Amortization of intangibles(a)	18,978	13,423	0.43	6,765	4,725	0.18
IP related litigation (SG&A)(a)(b)	2,192	1,425	0.05	2,159	1,403	0.05
Consolidation and optimization expenses (OOE)(a)(c)	14,025	11,289	0.36	13,729	10,899	0.41
Acquisition and integration expenses (OOE)(a)(d)	17,824	11,656	0.37	164	116	—
Asset dispositions, severance and other (OOE)(a)(e)	4,785	4,423	0.14	1,712	1,132	0.04
Gain on cost and equity method investments, net (other expense (income), net)(a)	(1,177)	(765)	(0.02)	(540)	(351)	(0.01)
R&D Tax Credit(f)	—	—	—	—	800	0.03
Taxes(a)	(16,531)	—	—	(9,729)	—	—
Adjusted net income and diluted EPS (Non-GAAP)(g)	$28,021	$28,021	$0.90	$36,015	$36,015	$1.37
Adjusted diluted weighted average shares(h)		31,257			26,264

Six-month comparable basis amounts for 2016 exclude $2.6 million of adjusted net loss related to the results of Nuvectra prior to its spin-off on March 14, 2016. Comparable basis amounts for 2015 exclude Nuvectra results and include the former Lake Region Medical results. Our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, contains a reconciliation of 2015 comparable basis amounts to as reported amounts.

(a)     The difference between pre-tax and net income amounts is the estimated tax impact related to the respective adjustment. Net income amounts are computed using a 35% U.S., Mexico, Germany and France statutory tax rate, a 0% Swiss tax rate, a 20% Netherlands statutory tax rate, a 25% Uruguay statutory tax rate, and a 12.5% Ireland statutory tax rate. Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.
(b)     In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and a federal jury awarded the Company $37.5 million in damages. To date, no gains have been recognized in connection with this litigation.
(c)     During 2016 and 2015, we incurred costs primarily related to the transfer of our Beaverton, OR, portable medical and Plymouth, MN, vascular manufacturing operations to Tijuana, Mexico. Additionally, with the acquisition of Lake Region Medical, 2016 costs also include expenses incurred in connection with the closure of Lake Region Medical’s Arvada, CO, site and the consolidation of its two Galway, Ireland sites, which was initiated by Lake Region Medical in 2014.
(d)     During 2016, we incurred acquisition and integration costs related to the acquisition of Lake Region Medical, which was acquired  in October 2015. During 2015, we incurred costs related to the integration of CCC Medical Devices, which was acquired in August 2014.
(e)     Costs primarily include legal and professional fees incurred in connection with the spin-off of Nuvectra, which was completed in March 2016.
(f)      The 2015 Federal R&D tax credit was enacted during the fourth quarter of 2015 and has been permanently reinstated. Amounts assume that the tax credit was effective at the beginning of the year for 2015.
(g)     The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.
(h)     The three and six-month 2016 adjusted diluted weighted average shares include 461,000 and 514,000 shares, respectively, related to outstanding equity awards that were not dilutive for GAAP diluted EPS purposes.

Table B: Adjusted EBITDA Reconciliation

	Three Months Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
(dollars in thousands)	2016	2015	2016	2015
Net income (loss) as reported (GAAP)	$(770)	$9,283	$(13,430)	$17,291

Interest expense	27,908	1,206	55,525	2,326
Provision for income taxes	1,457	2,652	1,355	4,464
Depreciation	13,121	5,638	26,070	11,429
Amortization	9,514	3,378	18,978	6,765
EBITDA	51,230	22,157	88,498	42,275

IP related litigation	285	1,459	2,192	2,159
Stock-based compensation	1,794	3,719	3,823	5,972
Consolidation and optimization expenses	7,376	6,569	14,025	13,729
Acquisition and integration expenses	7,859	98	17,824	164
Asset dispositions, severance and other	259	1,083	4,785	1,712
Noncash (gain) loss on cost and equity method investments	124	(42)	(515)	(540)
Adjusted EBITDA (Non-GAAP)	$68,927	$35,043	$130,632	$65,471
Adjusted EBITDA as a % of sales	19.8%	20.0%	19.2%	19.5%

Six-month comparable basis amounts for 2016 exclude $3.7 million of negative adjusted EBITDA related to the results of Nuvectra prior to its spin-off on March 14, 2016. Comparable basis amounts for 2015 exclude Nuvectra results and include the former Lake Region Medical results. Our historical pro forma information presentation, which was filed with the SEC on Form 8-K on February 29, 2016, contains a reconciliation of 2015 comparable basis amounts to as reported amounts.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
	2016	2015	2016	2015
Sales	$348,382	$174,890	$680,620	$336,210
Cost of sales	252,351	116,939	493,121	225,861
Gross profit	96,031	57,951	187,499	110,349
Operating expenses:
Selling, general and administrative expenses	37,628	24,104	79,516	46,713
Research, development and engineering costs, net	13,640	13,063	30,946	25,608
Other operating expenses, net	15,494	7,750	36,634	15,605
Total operating expenses	66,762	44,917	147,096	87,926
Operating income	29,269	13,034	40,403	22,423
Interest expense	27,908	1,206	55,525	2,326
Other expense (income), net	674	(107)	(3,047)	(1,658)
Income (loss) before provision for income taxes	687	11,935	(12,075)	21,755
Provision for income taxes	1,457	2,652	1,355	4,464
Net income (loss)	$(770)	$9,283	$(13,430)	$17,291

Earnings (loss) per share:
Basic	$(0.03)	$0.36	$(0.44)	$0.68
Diluted	$(0.03)	$0.35	$(0.44)	$0.66

Weighted average shares outstanding:
Basic	30,767	25,473	30,743	25,369
Diluted	30,767	26,313	30,743	26,264

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	July 1,	January 1,
	2016	2016
Current assets:
Cash and cash equivalents	$36,590	$82,478
Accounts receivable, net	192,121	207,342
Inventories	276,279	252,166
Refundable income taxes	6,545	11,730
Prepaid expenses and other current assets	22,358	20,888
Total current assets	533,893	574,604
Property, plant and equipment, net	383,229	379,492
Amortizing intangible assets, net	880,254	893,977
Indefinite-lived intangible assets	90,288	90,288
Goodwill	980,839	1,013,570
Deferred income taxes	2,699	3,587
Other assets	31,335	26,618
Total assets	$2,902,537	$2,982,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$29,000	$29,000
Accounts payable	99,135	84,362
Income taxes payable	2,347	3,221
Accrued expenses	86,800	97,257
Total current liabilities	217,282	213,840
Long-term debt	1,727,856	1,685,053
Deferred income taxes	220,440	221,804
Other long-term liabilities	13,486	10,814
Total liabilities	2,179,064	2,131,511
Stockholders’ equity:
Preferred stock	—	—
Common stock	31	31
Additional paid-in capital	630,077	620,470
Treasury stock	(5,880)	(3,100)
Retained earnings	89,696	231,854
Accumulated other comprehensive income	9,549	1,370
Total stockholders’ equity	723,473	850,625
Total liabilities and stockholders’ equity	$2,902,537	$2,982,136

Contact Information
Anthony Borowicz
VP Business Development
Integer Holdings Corporation
(716) 759-5809
tborowicz@greatbatch.com